                                                                    Exhibit 1.01

                                 TERMS AGREEMENT

                                                                     May 5, 2006

Citigroup Inc.
399 Park Avenue
New York, New York 10043

Attention: Treasurer

Ladies and Gentlemen:

     We understand that Citigroup Inc., a Delaware corporation (the "Company"), proposes to issue and sell $1,000,000,000 aggregate principal amount of its senior debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Inc., Blaylock & Co., Inc. and Samuel A. Ramirez & Company, Inc., as underwriters (the "Underwriters"), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.825% of the principal amount thereof, plus accrued interest, if any from the date of issuance. The Closing Date shall be May 12, 2006, at 8:30 A.M. New York City Time. The closing shall take place at the Corporate Law offices of the Company located at 425 Park Avenue, New York, New York 10043.

     The Securities shall have the following terms:

Title: ....................   5.447% Fixed Rate /Floating Rate Notes due 2009

Maturity: .................   May 11, 2009

Interest Rate: ............   From the Closing Date to but excluding May 11, 2007: 5.447%
                              per annum

                              From May 11, 2007 to but excluding the Maturity date:
                              Three-month LIBOR (Telerate) plus 0.03%, determined as set forth in the Prospectus dated March 2, 2006 and the
                              Prospectus Supplement dated May 5, 2006

Interest Payment Dates: ...   From the Closing Date to but excluding May 11, 2007:
                              Annually on May 11, 2007

                              From May 11, 2007 to Maturity:  Quarterly on the 11th of
                              August, November, February and May


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

Initial Price to Public: ..   100.00% of the principal amount thereof, plus accrued
                              interest, if any, from May 12, 2006

Redemption Provisions: ....   The Securities are not redeemable by the Company prior to
                              Maturity, except upon the occurrence of certain events
                              involving United States taxation, as set forth in the
                              Prospectus, dated March 2, 2006

Record Date: ..............   From the Closing Date to but excluding May 11, 2007: May 1,
                              2007

                              From May 11, 2007 to Maturity: The business day immediately preceding each Interest Payment Date

Additional Terms:

          The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company ("DTC") or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars. The provisions of Sections
11.03 and 11.04 of the Indenture relating to defeasance shall apply to the Securities.

          All the provisions contained in the document entitled "Citigroup Inc. -- Debt Securities -- Underwriting Agreement -- Basic Provisions" and dated March 2, 2006 (the "Basic Provisions"), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

          The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

          Each Underwriter further agrees and hereby represents that:

          (a) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date for the issuance of the Securities, will not offer or sell any Securities to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom for purposes of the Public Offers of Securities Regulations 1995;


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

          (b) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 ("FSMA") with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom;

          (c) it has only communicated or caused to be communicated and it will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of FSMA does not apply to the Company;

          (d) it will not offer or sell any Securities directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

          (e) it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the Securities and that it will comply with the Securities Selling Prospectus Act (the "SSPA") of the Federal Republic of Germany (Wertpapier Verkaufsprospektgesetz). In particular, each Underwriter represents that it has undertaken not to engage in a public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any Securities otherwise than in accordance with the SSPA and any other act replacing or supplementing the SSPA and all the other applicable laws and regulations;

          (f) the Securities are being issued and sold outside the Republic of France and that it has not offered or sold and will not offer or sell, directly or indirectly, any Securities to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France the Prospectus Supplement, the Prospectus or any other offering material relating to the Securities;

          (g) it and each of its affiliates has not offered or sold, and it will not offer or sell, the Securities by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong), and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the Securities other than with respect to the Securities to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent; and

          (h) it acknowledges that the Securities may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or at any time thereafter directly or indirectly, other than to individuals or legal entities (which include, but are not limited to, banks, brokers, dealers or finance companies which are subject to adequate supervision), institutional investors, insurance companies, pension funds, central governments and large public international organizations and large undertakings (through their treasury department) which are listed on a sufficiently regulated stock exchange, who or


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     which regularly trade or invest in securities in the conduct of a business or a profession for their own account, all within the meaning of the Securities Transactions Supervision Act 1995 (Wet Toezicht Effectenverkeer
     1995).

          In addition to the legal opinions required by Sections 6(b) and (c) of the Basic Provisions, the Underwriters shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. tax counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus dated March 2, 2006 under the heading "United States Federal Income Tax Considerations--Non-United States Holders" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities.

          Michael S. Zuckert, Esq., General Counsel, Finance and Capital Markets of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP is special U.S. tax counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriters.

          Please accept this offer no later than 9:00 pm (Eastern Time) on May 5, 2006 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:


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

          "We hereby accept your offer, set forth in the Terms Agreement, dated May 5, 2006, to purchase the Securities on the terms set forth therein."

                                      Very truly yours,

                                      CITIGROUP GLOBAL MARKETS INC.,
                                      on behalf of the Underwriters named herein


                                      By: /s/ Jack D. McSpadden, Jr.
                                          --------------------------------------
                                      Name: Jack D. McSpadden, Jr.
                                      Title: Managing Director


ACCEPTED:

CITIGROUP INC.


By: /s/ Charles E. Wainhouse
    -------------------------------
Name: Charles E. Wainhouse
Title: Assistant Treasurer


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                                     ANNEX A

NAME OF UNDERWRITER                 PRINCIPAL AMOUNT OF SECURITIES
-------------------                 ------------------------------
Citigroup Global Markets Inc.                $  880,000,000
Blaylock & Co., Inc.                             70,000,000
Samuel A. Ramirez & Company, Inc.                50,000,000
                                             --------------
   TOTAL                                     $1,000,000,000
                                             ==============


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